Exhibit 10.14
EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”), dated as of ____________, 20__ (the “Effective Date”), is made by and between ____________ (“Executive”) and Procore Technologies, Inc., a Delaware corporation. Capitalized terms used but not defined within the text of this Agreement shall have the respective meanings ascribed to them in Section 6.
RECITALS
    A.    The Company’s Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders that the Company provide Executive with certain benefits upon a termination of Executive’s employment under certain circumstances, which benefits are intended to provide Executive with financial security and provide sufficient income and encouragement to Executive to remain with the Company, notwithstanding the possibility of a termination of Executive’s employment with the Company.

    B.    To accomplish the foregoing objectives, the Board desires to provide the opportunity for severance and change in control benefits to Executive on the terms provided in this Agreement.

    Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:
    1.    Effectiveness and Term of Agreement. This Agreement shall become effective as of the Effective Date and will have an initial term ending on the third anniversary of the Effective Date. Upon such third anniversary, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall automatically be extended for an additional year, unless either the Company or Executive provides written notice of non-renewal no later than sixty (60) days prior to such anniversary. Notwithstanding the foregoing, (i) this Agreement and any benefits conferred upon Executive hereunder will automatically and immediately terminate without further notice to or consent from Executive, if and when Executive ceases to be a Company Executive Officer other than pursuant to a Qualifying Termination or a CIC Qualifying Termination; provided, however, that the foregoing automatic termination shall not apply, and this Agreement and the benefits conferred upon Executive hereunder will remain in full force and effect, if Executive ceases to be a Company Executive Officer within three (3) months preceding a Change in Control but does not experience a Separation in connection with such change, a Change in Control occurs following such change, and Executive is then subject to a Separation that otherwise would have qualified as a CIC Qualifying Termination had Executive remained a Company Executive Officer, and (ii) if a Change in Control occurs during the term of this Agreement and less than twelve (12) months remain in the term as of the closing of such Change in Control, then the term of this Agreement shall be extended through the date that is twelve (12) months following the closing of such Change in Control.
    2.    Qualifying Termination. If Executive is subject to a Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following payments and benefits:
        (a)    Severance Benefits. The Company shall pay Executive an amount equal to [____]1 months of Executive’s monthly base salary at the rate in effect immediately prior to the Qualifying Termination. Executive will receive such severance payment in a cash lump sum, which will be paid on the first business day occurring after the sixtieth (60th) day following the Qualifying Termination, provided that the
1 Tier One: 18 months; Tier Two: 12 months

Release Conditions have been satisfied. [In addition, if Executive was employed on the last day of any performance period applicable to any cash incentive program of the Company in which Executive participated prior to Executive’s Separation, then Executive shall be paid such incentive compensation, if any (calculated based on actual achievement of such program’s applicable performance criteria), at the time that other participants in such program are paid thereunder, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year in which the Separation occurs or at such earlier time as may be required by applicable law, provided that the Release Conditions have been satisfied.]2
        (b)    Equity. If Executive is subject to a Qualifying Termination, no Equity Awards shall accelerate, except as may be provided in an individual award agreement between Executive and the Company.
        (c)    Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of Executive for Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for Executive’s eligible dependents, for the [____]3-month period following Executive’s Separation or, if earlier, until Executive has obtained coverage under another substantially equivalent medical insurance plan from a subsequent employer or is otherwise ineligible for COBRA; provided, however, that if the Company determines that it cannot provide the payment of COBRA on behalf of Executive without violating applicable law, the Company will provide Executive, in lieu thereof, a taxable lump sum payment for the balance of the [____]4-month COBRA period, which payment will equal 100% of the applicable COBRA premium for Executive and any dependents. The number of months of COBRA to be paid to Executive, in the event of a cash payment under the preceding sentence, shall be reduced by the number of months of COBRA premiums previously paid by the Company on Executive’s behalf.
    3.    CIC Qualifying Termination. If Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following payments and benefits:
        (a)    Severance and Bonus Payments. The Company or its successor shall pay Executive an amount equal to the sum of (i) [____]5 months of Executive’s monthly base salary and (ii) a pro rata portion of Executive’s then current target annual bonus (based on the number of days employed in the performance year), each at the rate (or target level, as applicable) in effect immediately prior to the CIC Qualifying Termination. Executive will receive such severance payment in a cash lump sum, which will be paid on the first business day occurring after the sixtieth (60th) day following the CIC Qualifying Termination, provided that the Release Conditions have been satisfied. In addition, if Executive was employed on the last day of any performance period applicable to any cash incentive program of the Company in which Executive participated prior to Executive’s Separation, then Executive shall be paid such incentive compensation, if any (calculated based on actual achievement of such program’s applicable performance criteria), at the time that other participants in such program are paid thereunder, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year in which the Separation occurs or at such earlier time as may be required by applicable law, provided that the Release Conditions have been satisfied.
        (b)    Equity. Except as set forth below, each of Executive’s then outstanding unvested Equity Awards shall accelerate in full and become fully vested (and, if applicable, exercisable). “Equity Awards” means all options to purchase shares of Company common stock, restricted stock units, and all
2 Optional language.
3 Tier One: 18 months; Tier Two: 12 months
4 Tier One: 18 months; Tier Two: 12 months
5 Tier One: 24 months; Tier Two: 18 months

other stock-based awards granted to Executive, including but not limited to stock bonus awards, restricted stock and stock appreciation rights. Subject to Section 4, the accelerated vesting described above shall be effective as of the CIC Qualifying Termination. Notwithstanding the foregoing, to the extent an Equity Award vests based upon the satisfaction of any performance criteria, only the time-based aspect (if any) of the vesting schedule of such Equity Award shall accelerate pursuant to the terms of this Section 3(b), and any remaining performance-based aspect of the vesting schedule of such Equity Award shall remain subject to the terms of such Equity Award and shall not be subject to accelerated vesting pursuant to the terms of this Section 3(b).
        (c)    Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, the Company shall pay the full amount of Executive’s COBRA premiums on behalf of Executive for Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for Executive’s eligible dependents, for the [____]6-month period following Executive’s Separation or, if earlier, until Executive has obtained coverage under another substantially equivalent medical insurance plan from a subsequent employer or is otherwise ineligible for COBRA; provided, however, that if the Company determines that it cannot provide the payment of COBRA on behalf of Executive without violating applicable law, the Company will provide Executive, in lieu thereof, a taxable lump sum payment for the balance of the [____]7-month COBRA period, which payment will equal 100% of the applicable COBRA premium for Executive and any dependents. The number of months of COBRA to be paid to Executive, in the event of a cash payment under the preceding sentence, shall be reduced by the number of months of COBRA previously paid by the Company on Executive’s behalf.
        (d)    Benefits True Up. In the event Executive Separates pursuant to a Qualifying Termination under Section 2 and such Separation is later determined by the Company to qualify as a CIC Qualifying Termination, then the Company shall make a true-up payment to Executive so that the aggregate of all benefits provided to Executive equal those set forth in Section 3. Notwithstanding the timing described in Sections 3(a), 3(b) and 3(c), this true-up payment will occur on the closing of the Change in Control, and any Equity Awards that would otherwise be forfeited upon a Qualifying Termination shall remain outstanding and eligible to vest pursuant to this Agreement for three (3) months following such Qualifying Termination to permit the acceleration described in Section 3(b) above.
    4.    General Release. Any other provision of this Agreement notwithstanding, the benefits under Sections 2 and 3 shall not apply unless Executive has executed a general release of claims in a reasonable form prescribed by the Company and such release has become effective (the document effecting the foregoing, the “Release”). The Company will deliver the form of Release to Executive within ten (10) days after Executive’s Separation. Executive must execute and return the Release within the time period specified in the Release, and in all events within sixty (60) days following the Separation event described in Section 2 or 3, as applicable.

    5.    Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Sections 2 and 3 above, the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the date of Separation, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of Separation (collectively, “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the date of Separation under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as may be modified herein
6 Tier One: 24 months; Tier Two: 18 months
7 Tier One: 24 months; Tier Two: 18 months

(collectively, “Accrued Benefits”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable after the Separation, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year in which the Separation occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which Executive is entitled shall be paid to Executive as provided in the relevant plans and arrangements.
    6.    Definitions.
        (a)    “Cause” means, with respect to Executive, the occurrence of one or more of the following: (i) the conviction of, or entry of a plea of guilty or no contest to, a felony offense or crime of dishonesty against the Company; (ii) willful misconduct with respect to the Company that results in, or is reasonably likely to result in, material harm to the Company; (iii) willful and repeated failure to perform the lawful and reasonable instructions of the [Board]8 [Company’s Chief Executive Officer]9 (other than due to a Disability) in a manner consistent with Executive’s position and duties, which failure is not cured (to the extent capable of being cured) within a reasonable time after receipt of written notice thereof from the [Board]10 [Company’s Chief Executive Officer]11; or (iv) a material breach of any material term of this Agreement or any other material agreement with, or of any material policy of, the Company, which breach is not cured (to the extent capable of being cured) within a reasonable time after receipt of written notice thereof from the Company.
        (b)    “Change in Control” has the meaning set forth in the Equity Plan.
        (c)    “CIC Qualifying Termination” means a Separation (i) within twelve (12) months following a Change in Control or (ii) within three (3) months preceding a Change in Control, in each case, resulting from (x) the Company terminating Executive’s employment for any reason other than Cause or (y) Executive voluntarily resigning Executive’s employment for Good Reason. A termination or resignation due to Executive’s death or Disability shall not constitute a CIC Qualifying Termination.
        (d)    “Code” means the Internal Revenue Code of 1986, as amended.
        (e) “Company” means Procore Technologies, Inc. or, following a Change in Control, any successor thereto.
        (f)    “Company Executive Officer” means an “executive officer” within the meaning of Rule 3b-7 of the Exchange Act of 1934, as amended, as determined by the Board.
        (g) “Disability” has the meaning set forth in the Equity Plan.
        (h) “Equity Plan” means the Company’s 2014 Equity Incentive Plan, as it may be amended from time to time, or any successor plan thereto.
        (i)    “Good Reason” means, without Executive’s prior written consent, (i) a material reduction of Executive’s title, authority, duties, or responsibilities, relative to Executive’s title, authority, duties, or responsibilities in effect immediately prior to such proposed reduction; (ii) a reduction of Executive’s annual base salary or target bonus opportunity to an amount that is materially below the base salary or
8 For Tier One.
9 For Tier Two.
10 For Tier One.
11 For Tier Two.

bonus opportunity, respectively, in effect at the time of such proposed reduction, other than a reduction in annual base salary or bonus opportunity of ten percent (10%) or less applicable to all executives of the Company and in equal percentages; (iii) relocation of Executive’s principal place of employment more than thirty-five (35) miles from the Company’s office in which Executive is then principally based; (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement or any other material agreement with Executive; or (v) a change in Executive’s reporting arrangement that results in Executive no longer reporting to the [Board]12 [Chief Executive Officer of the Company or any successor thereto]13; provided, that a determination by the Board that Executive no longer qualifies as a Company Executive Officer shall not, alone, constitute Good Reason under any of the foregoing subparts (i) through (v). In order to establish Good Reason, (x) Executive must provide the Company with written notice of the existence of the condition giving rise to Good Reason within ninety (90) days after Executive becomes aware of the existence of such condition, (y) the Company must fail to cure such condition (to the extent capable of being cured) within thirty (30) days after the receipt of such notice, and (z) Executive must resign Executive’s employment no later than one year following the date Executive became aware of the existence of the condition giving rise to Good Reason.
        (j)    “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating Executive’s employment for any reason other than Cause or (ii) Executive voluntarily resigning Executive’s employment for Good Reason.  A termination or resignation due to Executive’s death or Disability shall not constitute a Qualifying Termination.
        (k)    “Release Conditions” means (i) the Company has received Executive’s executed Release and (ii) any rescission period applicable to Executive’s executed Release has expired such that the Release is effective.
        (l)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
    7.    Successors.
        (a)    Company’s Successors. The Company shall require any successor to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), by an agreement in substance and form reasonably satisfactory to Executive, to assume this Agreement and the obligations hereunder and to agree expressly to perform this Agreement and the obligations hereunder in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession, and any such successor will assume this Agreement and such obligations and agree to expressly perform this Agreement and such obligations in the same manner and to the same extent as the Company would be required to perform this Agreement and such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law or otherwise.

        (b)    Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
    8.    Golden Parachute Taxes. In the event that (a) any payment or benefit arising out of or in connection with a change of ownership or effective control of the Company or a substantial portion of its
12 For Tier One.
13 For Tier Two.

assets within the meaning of Section 280G of the Code, that is made or provided, or to be made or provided, by the Company (or any successors thereto or affiliates thereof) to Executive, whether pursuant to the terms of this Agreement or any other plan, agreement, or arrangement (any such payment or benefit, a “Parachute Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and (b) the net after-tax amount (taking into account all applicable taxes payable by Executive, including any Excise Taxes) that Executive would receive with respect to such Parachute Payments does not exceed the net after-tax amount that Executive would receive if the amount of such Parachute Payments were reduced to the maximum amount that could otherwise be payable to Executive without the imposition of the Excise Tax, then such Parachute Payments shall be reduced to the extent necessary to eliminate the imposition of the Excise Tax. Any reduction in the Parachute Payments required to be made pursuant to this Section 8 shall be made first with respect to Parachute Payments payable in cash before being made in respect to any Parachute Payments to be provided in the form of benefits or Equity Award acceleration, and in the form of benefits before being made with respect to Equity Award acceleration, and in any case, shall be made with respect to such Parachute Payments in inverse order of the scheduled dates or times for the payment or provision of such Parachute Payments.
    9.    Miscellaneous.
        (a)    Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s Separation of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such Separation of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (x) the expiration of the six (6)-month period measured from Executive’s Separation; or (y) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including without limitation the additional tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period in the absence of this Section 9(a) shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A of the Code to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A of the Code, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A. Payments pursuant to this Agreement, or otherwise referenced in this Agreement, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the period of time comprising (x) the time to consider and make effective the Release and (y) the time after the expiration or cessation of any cure period or attempt to cure Good Reason, spans two calendar years, then, any payments that constitute deferred compensation subject to Section 409A of the Code will be made in the second calendar year.
        (b)    Other Arrangements. This Agreement, together with the documents and agreements referenced herein, constitutes the entire agreement, arrangement, and understanding between the parties with respect to severance benefits and accelerated vesting benefits, and supersedes and preempts any and all prior or contemporaneous agreements, arrangements, or understandings between the parties with respect to severance benefits and accelerated vesting benefits which were previously offered or provided by the Company to Executive, and Executive hereby waives Executive’s rights to such other benefits; provided, however, that the terms of any Equity Awards that relate to vesting based on the satisfaction of performance criteria shall remain in effect with respect to such Equity Awards; and provided further, however, that any acceleration provisions in existence as of the Effective Date relating to any Equity Awards shall continue to apply, to the extent more favorable than the terms of this Agreement (including but not limited to by reason of the amount of vesting or the terms of any definitions of cause, good reason or change in control), for so long as the agreements containing such acceleration provisions remain in effect. For the avoidance of doubt, in no event shall Executive receive benefits under both Sections 2 and 3 with respect to Executive’s Separation, except pursuant to the application of Section 3(d).
        (c)    Choice of Law. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance, or validity of this Agreement, Executive’s employment with the Company, or any other relationship between Executive and the Company will be governed by and construed in accordance with the laws of the State of California, without regard to choice of law or conflicts of law rules or provisions, whether of the State of California or any other jurisdiction.
        (d)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given to the other party when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with a nationally-recognized courier service, with shipping charges prepaid. In the case of notices to Executive, mailed notices shall be addressed to Executive at the home address most recently communicated to the Company in writing. In the case of notices to the Company, mailed notices shall be addressed to its corporate headquarters to the attention of its Secretary.

        (e)    Waiver. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by Executive and an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
        (f)    Withholding Taxes. All payments made under this Agreement shall be subject to applicable withholding and income taxes.
        (g)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.
        (h)    At-Will Employment. Nothing in this Agreement shall confer upon Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of Executive, which rights are hereby expressly reserved by each, to terminate Executive’s service at any time and for any reason.

        (i)    Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the Effective Date.

EXECUTIVE:                        COMPANY:

                             Procore Technologies, Inc.

_________________________________        _______________________________
Name:                            Name:
                             Title:

Signature Page to Executive Severance Agreement